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                                                                    EXHIBIT 99.1



               HOLLIS-EDEN COMPLETES $17 MILLION PRIVATE FINANCING

SAN DIEGO - May 8, 1998 - Hollis-Eden Pharmaceuticals, Inc. (NASDAQ: HEPH), a biopharmaceutical company engaged in the development and commercialization of products for the treatment of infectious diseases and immune system disorders, today announced that it has closed a private financing of approximately $17 million. An aggregate of 1,007,538 Common Shares, $4 million principal amount of Convertible Preferred Stock, and Warrants to purchase 963,808 shares of Common Stock at $17.00 per share were issued in the financing. The Convertible Preferred Stock has an initial conversion price of $20.30 for the first seven months, after which it can be adjusted, either up or down, based on the future stock prices of the Company's Common Stock.

The financing involved institutional investors and existing stockholders including Colthurst Ltd. Colthurst Ltd. is controlled by Patrick T. Prendergast Ph.D., founding scientist of the Company. Hollis-Eden and its research affiliates now have approximately $25 million in cash and cash equivalents. The Company has 7,835,708 shares of Common Stock outstanding.

"We are pleased to have achieved this financing which strongly capitalizes our Company and further validates our technology as we advance our lead drug candidates INACTIVIN(TM) and REVERSIONEX(TM) through the clinical trial process." stated Chief Executive Officer, Richard B. Hollis.

Hollis-Eden's drug candidates are initially being tested to treat HIV/AIDS patients. INACTIVIN (PPB2) decreases the supply of energy enzymes the host cell requires to replicate HIV, therefore inhibiting viral replication by starving the virus. The Company believes that its second drug candidate, REVERSIONEX, may dramatically boost the immune system of AIDS patients by stopping HIV's ability to "trick" the immune system into down regulation. The Company believes that these new drug therapies for HIV/AIDS work independently from the viral structure and may avoid resistance issues plaguing current combination therapies (Protease and Reverse Transcriptase Inhibitors), thereby providing a more durable and sustained treatment.

Hollis-Eden Pharmaceuticals, Inc. is a pharmaceutical company engaged in the discovery, development, and commercialization of products for the treatment of infectious diseases and immune system disorders. The Company has three technology platforms: one based on cellular energy regulation, the second on a unique immune system modulation technology, and the third on biochemical synthesis regulators.

Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully complete pivotal clinical trials, the Company's future capital needs, the Company's ability to obtain additional funding and required regulatory approvals, the development of competitive products by others, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.